Exhibit 2.4

SHAREHOLDER’S AGREEMENT

SHAREHOLDER’S AGREEMENT, dated as of January 27, 2004 (this “Agreement”), between Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Information Services, Inc., an Arkansas corporation (“FIS”) and Joseph F. Waterman, an individual (the “Shareholder”), a shareholder of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, Parent, Sunday Merger Corp., a Pennsylvania corporation and a wholly owned subsidiary of FIS (“Merger Sub 1”), Sunday Merger LLC, a Delaware limited liability company and a wholly owned subsidiary of FIS (“Merger Sub 2” and together with Merger   Sub 1, the “Merger Subs”), and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Merger Sub 1 will merge with and into the Company and immediately thereafter the Company will merge with and into the Merger Sub 2 (together, the “Merger”);

WHEREAS, as of the date hereof, subject to the liens and interests set forth on Exhibit A attached hereto (the “Existing Liens”) in favor of the party set forth on Exhibit A (the “Lien Holder”) which were created in connection with the indebtedness owing by Shareholder to the Lien Holder (the “Outstanding Indebtedness”) , the Shareholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, no par value, of the Company (the “Company Common Stock”), as set forth on the signature page hereto (all such Company Common Stock and any shares of Company Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”)(capitalized terms not otherwise defined in this Agreement shall have the same meaning as in the Merger Agreement); and

WHEREAS, as a condition of and inducement to Parent’s execution of the Merger Agreement, the Shareholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01                                                                                            Transfer of Shares. Except pursuant to the Existing Liens, the Shareholder agrees that it shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of the Shareholder’s Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (each of the above, a “Transfer”).  Notwithstanding anything contained herein to the contrary, for the avoidance of doubt, during the term of this Agreement, the Shareholder shall be permitted to exercise options, warrants or other rights to acquire shares of Company Common Stock (the “Option Common Stock”).  In addition, notwithstanding anything herein to the contrary, neither the Transfer of Shares in connection with the terms of the Outstanding Indebtedness and the Existing Liens nor the Transfer of Option Common Stock shall be subject to the restrictions on Transfer set forth in this Section 1.02 (such Transfers referred to herein as the “Permitted Transfers”).

SECTION 1.02                                                                                            Vote in Favor of Merger.  During the period commencing on the date hereof and terminating on the Termination Date, the Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company and without limiting any action that the Shareholder might take as an officer of the Company (including at the direction of the Board of Directors of the Company) or a director of the Company or as a member of any committee of the Board of Directors of the Company (including voting on any matter), other than any such limits as are imposed by the Merger Agreement, agrees to vote (or cause to be voted) all of the Shares at any meeting of the shareholders of the Company or any adjournment thereof, and in any action by written consent of the shareholders of the Company, (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, and (b)  against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Purchaser’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

SECTION 1.03                                                                                            Grant of Irrevocable Proxy.  Concurrently with the execution of this Agreement, the Shareholder agrees to deliver to Parent a proxy with respect to the Shares in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

SECTION 1.04                                                                                            Termination of Article I.  Notwithstanding anything herein to the contrary, the rights and obligations of this Article I shall terminate on the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms or (b) the Effective Time (as defined in the Merger Agreement) (the “Voting Termination Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

OF SHAREHOLDER

The Shareholder hereby represents and warrants to Parent as follows:

SECTION 2.01                                                                                            Authorization; Binding Agreement.  The Shareholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Shareholder and, assuming due authorization, execution and delivery by Parent, each constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 2.02                                                                                            No Conflict; Required Filings and Consents.

(a)                                                                                  The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Shareholder or by which the Shareholder or any of the Shareholder’s properties is bound or affected, (ii) if the Shareholder is not a natural person, violate or conflict with the certificate of incorporation, bylaws, articles of organization, limited liability company operating agreement, trust agreement or other equivalent organizational documents of the Shareholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s properties is bound or affected.  There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated by this Agreement.

(b)                                                                                 The execution and delivery of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder does not, and the performance of this Agreement by the Shareholder and the grant of the Proxy to Parent by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification by the Shareholder to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by the Shareholder of its obligations under this Agreement.  Other than this Agreement, the

Shareholder does not have any understanding in effect with respect to the voting or transfer of any Shares.  Shareholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Merger Agreement or the transaction contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

SECTION 2.03                                                                                            Title to Shares.  Except for the Existing Liens, the Shareholder is the record or beneficial owner of the Shares free and clear of all encumbrances, proxies or voting restrictions other than pursuant to this Agreement and the Proxy.  The shares of Company Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of the Company owned, directly or indirectly, of record or beneficially by the Shareholder on the date of this Agreement.

ARTICLE III

COVENANTS OF SHAREHOLDER

SECTION 3.01                                                                                            Further Assurances.  From time to time and without additional consideration, the Shareholder shall (at the Shareholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Shareholder’s sole expense) take such further actions, as Parent may reasonably request for the purpose of consummating the Merger.

SECTION 3.02                                                                                            Legending of Shares.  If reasonably requested by Parent, the Shareholder agrees that the Shares not held in street name shall bear a legend stating that they are subject to this Agreement and to the Proxy in accordance with Section 5.16 of the Merger Agreement.  The Shareholder agrees that the Shareholder will not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement.  Subject to the terms of Section 1.01 hereof, the Shareholder agrees that the Shareholder shall not Transfer any of the Shares without first having the aforementioned legend affixed to the certificates representing such Shares.  In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of share or the like other than pursuant to the Merger, the term “Shares” will be deemed to refer to and include the shares of the Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement and the Proxy.

SECTION 3.03                                                                                            No Solicitation of Transactions. The Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees that from the date of this Agreement until the Termination Date, the Shareholder shall not, directly or indirectly, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, the “Representatives”) to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be likely to lead to, any Takeover Proposal (as defined in the Merger Agreement), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any of its Representatives to take any such action, other than with Parent or an affiliate of Parent.  Shareholder shall immediately notify Parent if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Takeover Proposal is made, and Shareholder shall immediately inform Parent as to the material details of any such proposal, offer, inquiry or contact, including the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to Parent a copy of such proposal, offer, inquiry or contact and any other written material reasonably relating thereto.  Shareholder immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Takeover Proposal.  Notwithstanding the provisions of this Section 3.03, a Shareholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

SECTION 3.04                                                                                            Disclosure.  Shareholder and Parent each agrees to permit the other party hereto to publish and disclose in the Form S-4 and the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, or appropriate, in connection with the Merger and any transactions related thereto, the identity of the Shareholder and the Parent and the Shareholder’s ownership of the Shares and the nature of the Shareholder’s or the Parent’s, as the case may be, commitments, arrangements and understandings under this Agreement.  Shareholder and Parent each agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

SECTION 3.05                                                                                            Public Announcement.  Shareholder, solely in the Shareholder’s capacity as a shareholder of the Company, agrees to not make any public announcement in opposition to, or in competition with, the Merger Agreement or the consummation of the Merger, except as required by applicable law.

SECTION 3.06                                                                                            Additional Shares.  In the event that the Shareholder acquires any additional Shares, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly.  If the Shareholder acquires additional Shares, the Shareholder shall promptly notify Parent in writing of such acquisition.

SECTION 3.07                                                                                            Grant of Option.

(a)                                  The Shareholder hereby grants to Parent an irrevocable option (the “Option”) to purchase the Shares with respect to which the Shareholder has the power of disposition, other than those Transferred pursuant to the Permitted Transfers (the “Option Shares”), at a purchase price per share of $6.50 per Share (the “Exercise Price”), in the manner set forth in this Section.

(b)                                 At any time prior to the termination of the Option granted hereunder in accordance with the terms of this Agreement, Parent (or its designee) may exercise the Option, in whole but not in part, if, and only if, on or after the date hereof:

(i)                               Parent terminates the Merger Agreement pursuant to Section 7.1(c)(ii) thereof and within one hundred eighty (180) days thereafter the Company enters into a definitive written agreement with a party other than Parent or its affiliates in respect of an Acquisition Transaction or the Board of Directors of the Company recommends in favor of an Acquisition Transaction with a party other than Parent or its affiliates (either, a “Triggering Event”);

(ii)                            Company terminates the Merger Agreement pursuant to Section 7.1(d)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iii)                         if a Takeover Proposal (as defined in the Merger Agreement) is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(c)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs;

(iv)                        if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(i) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs; or

(v)                           if a Takeover Proposal is received or publicly disclosed after the date hereof, and thereafter Parent terminates the Merger Agreement pursuant to Section 7.1(b)(ii) thereof and within one hundred eighty (180) days thereafter a Triggering Event occurs.

In order to exercise the Option, Parent must give written notice (the “Option Notice”, with the date of the Option Notice being hereinafter called the “Notice Date”) to the Shareholder within ten (10) business days after the occurrence of a Triggering Event but during the term of the Option that it will purchase the Option Shares pursuant to the Option.  The Option Notice shall specify a place and date (not earlier than three (3) business days from the Notice Date and not later than twenty (20) business days from the Notice Date) for closing such purchase (a “Closing”).  Parent’s obligation to purchase the Option Shares upon any exercise of the Option, and the Shareholder’s obligation to sell the Option Shares upon any exercise of the Option, is subject (at the election of each of Parent or Shareholder) to the conditions that (i) no preliminary or permanent injunction or other order against the purchase, issuance or delivery of the Option Shares issued by any federal, state or foreign court of competent jurisdiction shall be in effect (and no action or proceeding shall have been commenced or threatened for purposes of obtaining such an injunction or order) and (ii) any applicable waiting period under the HSR Act shall have expired.  The Parent’s obligation to purchase the Option Shares upon any exercise of the Option is further subject (at its election) to the condition that there shall have been no material breach of the representations, warranties, covenants or agreements of the Shareholder contained in this Agreement or of the Company contained in the Merger Agreement.  Notwithstanding the foregoing, any failure by Parent to purchase Option Shares upon the proper exercise of the Option as set forth above at any Closing as a result of the non-satisfaction of any of the foregoing purchase conditions shall not affect or prejudice Parent’s right to purchase such Option Shares upon the subsequent satisfaction of such purchase conditions.  The Shareholder’s obligation to sell its Option Shares upon any exercise of the Option (and such Shareholder’s obligations under Section 1 of this Agreement) is subject (at its election) to the further conditions that there shall have been no material breach of the representations, warranties, covenants or agreements of the Parent, Merger Sub, Merger LLC or FIS contained in this Agreement or contained in the Merger Agreement, which breach has not been cured within thirty days of the receipt of written notice thereof from the Shareholder.

At any Closing, (i) Shareholder will deliver to Parent the certificate or certificates representing the Option Shares in proper form for transfer upon exercise of the Option in the denominations designated by Parent in the Option Notice, and (ii) Parent shall pay the aggregate purchase price for the Option Shares to be purchased by wire transfer of immediately available funds to an account, which account shall be designated in writing to Parent within two business days after receipt of the Option Notice in the amount of the Exercise Price times the number of Option Shares to be purchased.

(c)                                  The Shareholder has granted the Option to the Parent in order to induce Parent to enter into and consummate the transactions contemplated by the Merger Agreement.

SECTION 3.08                                                                                            Stock Option Exercise.  The Shareholder agrees that prior to the Effective Time he shall Transfer all shares of the Option Common Stock acquired after     January 6, 2004, except for shares of Option Common Stock acquired pursuant to the exercise of any stock option or derivative security that would otherwise expire prior to the Effective Time.

SECTION 3.09                                                                                            Increase of Outstanding Indebtedness.  The Shareholder agrees that he shall not increase the amount outstanding under the Outstanding Indebtedness (other than interest and fees that may accrue by its terms) during the term of this Agreement.

ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01                                                                                            Payment of Merger Consideration.  Parent and Merger Sub hereby agree that the Merger Consideration (as defined in the Merger Agreement) that is due and owing to Shareholder as a result of the Merger will be paid and delivered to Shareholder at the Effective Time (as defined in the Merger Agreement).  Parent and Merger Sub understand and acknowledge that Shareholder is entering into this Agreement in reliance upon the foregoing agreement.

SECTION 4.02                                                                                            Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 4.03                                                                                            Survival of Representations and Warranties.  All representations and warranties made by Shareholder in this Agreement shall survive until the termination of the Merger Agreement.

SECTION 4.04                                                                                            Assignment.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer any of rights, interests or obligations under this Agreement by the Shareholder without the prior written consent of Parent shall be void.

SECTION 4.05                                                                                            Fees and Expenses.  Except as otherwise provided herein or in the Merger Agreement, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, that the Company may pay such costs and expenses of the Shareholder.

SECTION 4.06                                                                                            Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.06):

(a)

if to Parent or FIS:

Fidelity Information Services, Inc.
601 Riverside Drive, 12th Floor
Jacksonville, FL 32204
Attention:	Christopher A. Rose
Telephone:	(904) 854-8544
Facsimile:	(904) 357-1026

with a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
32nd Floor
Pittsburgh, PA 15219
Attention:	Kimberly A. Taylor
Telephone:	(412) 560-3300
Facsimile:	(412) 560-7001

(b)

If to the Shareholder to:

Joseph F. Waterman
c/o Sanchez Computer Associates, Inc.
40 Valley Stream Parkway

Malvern, Pennsylvania 19335
Facsimile No.: (610) 695-9283

with a copy to:

Barry M. Abelson
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, Pennsylvania 19103
Facsimile No.: (215) 981-4750

SECTION 4.07                                                                                            Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.08                                                                                            Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  The Shareholder agrees that, following any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

SECTION 4.09                                                                                            Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 4.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the Commonwealth of Pennsylvania other than for such purposes.

SECTION 4.10                                                                                            No Waiver.  Except as specifically set forth herein, no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Parent.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.11                                                                                            Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 4.12                                                                                            Termination.  This Agreement, and all rights and obligations of the parties hereunder, shall terminate (the “Termination Date”) immediately upon the Voting Termination Date; provided, however, that (i) in the case of subclause (a) if the Merger Agreement is terminated pursuant to Sections 7.1(b)(i), 7.1(b)(ii), 7.1(c)(i), 7.1(c)(ii) or 7.1(d)(ii) thereof and a termination fee could be payable pursuant to Section 7.3 on account of such termination, the provisions of Section 3.07, Article 2 and Article 4 hereof shall terminate on the close of business on the tenth (10th) business day after the 180th day after the date of the termination of the Merger Agreement and (ii) in the event that an Option Notice is delivered prior to the Termination Date, the provisions set forth in Section 3.07, Article 2 and Article 4  hereof shall survive any termination of this Agreement.  Notwithstanding the foregoing, in the event that the Merger is consummated, the provisions set forth in Section 4.04 hereof shall survive any termination of this Agreement.

SECTION 4.13                                                                                            Effectiveness of Option.  The effectiveness of the grant of the Option hereunder shall be conditioned upon either (i) the written consent thereto of the Lien Holder (which the Shareholder agrees to use reasonable best efforts to obtain as promptly as practicable after the date hereof) or (ii) after the Merger Agreement is terminated under circumstances such that the Option may become exercisable hereunder, the repayment by Parent of all amounts owing to the Lien Holder in connection with the Outstanding Indebtedness, provided that in such case Parent’s sole recourse against the Shareholder on account of such repayment shall be an offset to the aggregate Exercise Price of the Option in an equivalent amount.

IN WITNESS WHEREOF, each of Parent and Shareholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Chairman and Chief Executive Officer

FIDELITY INFORMATION SERVICES, INC.

By:	/s/ William P. Foley, II
Name:	William P. Foley, II
Title:	Chairman and Chief Executive Officer

JOSEPH F. WATERMAN

/s/ Joseph F. Waterman

Print Name of Shareholder: Joseph F. Waterman

Shares beneficially owned:

457,504 shares of Company Common Stock

211,184 shares of Company Common Stock issuable upon exercise of outstanding options or warrants

Signature Page to Shareholders Agreement

EXHIBIT A

Existing Liens

None.

EXHIBIT B

IRREVOCABLE PROXY

The undersigned shareholder (“Shareholder”) of Sanchez Computer Associates, Inc., a Pennsylvania corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints Brent Bickett, Executive Vice President, of Fidelity National Financial, Inc., a Delaware corporation (“Parent”), any other officer of Parent as Mr. Bickett may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy until the Voting Termination Date (as defined in that certain Shareholder’s Agreement of even date herewith by and among Parent and Shareholder (the “Shareholder’s Agreement”).  The Shares beneficially owned by the undersigned Shareholder of the Company as of the date of this Proxy are listed on the final page of this Proxy.  Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Voting Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Shareholder’s Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), among Parent, Fidelity Information Services, Inc., a wholly owned subsidiary of Parent (“FIS”), Sunday Merger Corp., a wholly owned subsidiary of FIS (“Merger Sub”), Sunday Merger LLC, a wholly owned subsidiary of FIS, and the Company.  The Merger Agreement provides for the merger of the Company with and into the Merger Sub in accordance with its terms (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Voting Termination Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of Shareholders of the Company and in every written consent in lieu of such meeting (a) in favor of the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement and (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.  Notwithstanding the provisions of this paragraph, if the Shareholder is also a director or officer of the Company, he may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) as is not limited by the terms of the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters.  Any obligation of Shareholder hereunder shall be binding upon the successors and assigns of Shareholder.

This Proxy is irrevocable (to the fullest extent permitted by law).  This Proxy shall terminate, and be of no further force and effect, automatically upon the Voting Termination Date.

Dated: January      , 2004

Signature of Shareholder:

Print Name of Shareholder: Joseph F. Waterman

Shares beneficially owned:

shares of Company Common Stock

shares of Company Common Stock issuable
upon exercise of outstanding options or warrants

Signature Page to Irrevocable Proxy